Exhibit 10.1

TAX SHARING AGREEMENT

     This Tax Sharing Agreement (the “Agreement”) is dated as of           , 2004 (the “Distribution Date”), by and between Kimberly-Clark Corporation, a Delaware corporation (“KCC”), and Neenah Paper Inc., a Delaware corporation (“NPI”).

     WHEREAS, KCC, through its Neenah Paper and Technical Paper divisions and through certain Canadian subsidiaries, is engaged in the business of manufacturing and distributing a range of premium and specialty paper grades and more than 700,000 metric tons of bleached kraft pulp per year (the “Business”);

     WHEREAS, the Board of Directors of KCC has determined that it would be advisable and in the best interests of KCC and its stockholders for KCC to transfer the Business to NPI and to thereafter distribute all of the outstanding shares of NPI’s common stock on a pro rata basis to the holders of KCC’s common stock (the “Distribution”) pursuant to an agreement, dated as of the date hereof, between KCC and NPI (the “Distribution Agreement”);

     WHEREAS, KCC and NPI intend that the contribution of assets by KCC to NPI (the “Contribution”) immediately prior to the Distribution will qualify as a transfer made pursuant to a reorganization within the meaning of Section 368(a)(1)(D) of the Code and the Distribution will qualify as a distribution described in Section 355 of the Code;

     WHEREAS, KCC and NPI believe that it is in their mutual best interests to set forth in this Agreement the rights and duties of each party with respect to various tax matters relating to NPI and its subsidiaries and the business which may arise as a result of the Distribution;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Definitions

          (a) Applicable Federal Rate. As used herein, the term “Applicable Federal Rate” means a rate of interest equal to the Federal Long Term Rate published pursuant to Section 1274(d) of the Code, compounded annually.

          (b) Audit. As used herein, the term “Audit(s)” shall mean any audit or examination undertaken by any Tax authority with respect to Taxes.

          (c) Code. As used herein, the term “Code” means the United States Internal Revenue Code of 1986, as amended.

          (d) Controversy. As used herein, the term “Controversy(ies)” shall mean any action involving a Tax authority before any administrative or judicial body which results from a disagreed Tax adjustment proposed during the course of an Audit.

          (e) Final Determination. As used herein, “Final Determination” means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal; or (ii) a closing agreement (whether or not entered into under Section 7121 or 7122 of the Code) or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative proceeding if a judicial contest is not or is no longer available.

          (f) Incidental Costs. As used herein, “Incidental Costs” means reasonable legal fees and costs or expense incurred by a party hereto relating to the investigation and defense of a claim for Taxes by a Tax authority.

          (g) KCC Company. As used herein, “KCC Company(ies)” shall mean, for any period, KCC, or an entity that is an affiliate of KCC after the Distribution Date. For purposes of the foregoing, “affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with, KCC. For the purposes of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the term “controlled” has the meaning correlative to the foregoing. Notwithstanding the foregoing, for any period, NPI and KCC shall not be deemed to be under common control for purposes hereof solely due to the fact that NPI and KCC have (directly or indirectly) common stockholders.

          (h) KCC Tainting Act. As used herein, “KCC Tainting Act” shall mean:

                     (i) any inaccuracy or breach of any representation, warranty, or covenant that is made by KCC pursuant to Section 2(a) of this Agreement;

                     (ii) any action (or failure to take any reasonably available action) by any of the KCC Companies; or

                     (iii) any acquisition or other transaction involving KCC’s capital stock (other than the Distribution).

          (i) NPI Company. As used herein, “NPI Company(ies)” shall mean, for any period, NPI, or an entity that is an affiliate of NPI after the Distribution Date. For purposes of the foregoing, “affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with, NPI. For the purposes of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the term “controlled” has the meaning correlative to the foregoing. Notwithstanding the foregoing, for any period, NPI and KCC shall not be deemed to be under common control for purposes hereof solely due to the fact that NPI and KCC have (directly or indirectly) common stockholders.

          (j) NPI Tainting Act. As used herein, “NPI Tainting Act” shall mean:

                     (i) any inaccuracy or breach of any representation, warranty, or covenant that is made by NPI pursuant to Section 2(b) of this Agreement;

                     (ii) any action (or failure to take any reasonably available action) by any of the NPI Companies; or

                     (iii) any acquisition or other transaction involving NPI’s capital stock (other than the Distribution).

          (k) Pre-Distribution Period. As used herein, “Pre-Distribution Period” means any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of a Straddle Period, that portion of the taxable period ending on the close of the Distribution Date.

          (l) Restructuring Taxes. As used herein, “Restructuring Taxes” means any Taxes imposed and any Incidental Costs incurred as a result of a Final Determination that the Distribution fails to qualify as tax-free due to the application of Sections 355(d) or 355(e) of the Code.

          (m) Ruling Request. As used herein, “Ruling Request” means the original and supplemental requests or submissions filed by KCC with the Internal Revenue Service with respect to the Distribution.

          (n) Straddle Period. As used herein, “Straddle Period” means any taxable year or other tax period for an NPI Company that begins before the Distribution Date and ends after the Distribution Date.

          (o) Tax or Taxes.

                     (i) As used herein, “Tax” or “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any governmental entity, or any agency or political subdivision of any such governmental entity, including, but not limited to, all income or profits taxes (including but not limited to any U.S. federal income taxes, state and territorial income taxes and income taxes imposed by any governmental entity other than the United States, its states, territories and local jurisdictions), alternative or add on minimum tax, payroll and employee withholding taxes, unemployment insurance, social security taxes, production taxes, windfall profits taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, customs taxes, gross receipt taxes, business license taxes, occupational taxes, real and personal property taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing.

                     (ii) The term “Tax” or “Taxes” shall include any liability imposed under Treas. Reg. §1.1502-6 of the Code (or any similar provision of state, local or foreign law that imposes liability as a result of being a member of a consolidated, combined or unitary group) or as a result of any tax sharing or indemnity agreement.

          (p) Tax Return or Return. As used herein, “Tax Return” or “Return” shall mean any return, filing, questionnaire, information report, declaration or estimated tax, or other document required to be filed, including amended returns and claims for refund that may be filed, for any Tax period with any Tax authority in connection with any Tax or Taxes (whether or not payment is required to be made with respect to such filing).

     2. Representations and Warranties.

                     (a) KCC hereby represents and warrants that: (i) it has examined the Ruling Request, and (ii) the facts set forth therein, and the representations made therein, to the extent such facts and representations are descriptive of the KCC Companies or the businesses conducted by them, and the representations made therein regarding the corporate business purpose for the Distribution and stating that the Distribution is not used principally as a device for the distribution of the earnings and profits of KCC or NPI or both, were true, correct and complete in all material respects on the Distribution Date.

                     (b) NPI hereby represents and warrants that: (i) it has examined the Ruling Request; and (ii) the facts set forth therein, and the representations made therein, to the extent descriptive of the NPI Companies or the Business were, to its knowledge, information and belief, true, correct and complete in all material respects on the Distribution Date.

3.	Preparation and Filing of Tax Returns, Payment of Taxes and Audits and Controversies.

                     (a) Preparation and Filing of Returns.

                         (i) The preparation and filing of any Tax Return for the NPI Companies for a Tax period which ends on or prior to the Distribution Date shall be the responsibility of KCC.

                         (ii) The preparation and filing of any Tax Return for the NPI Companies for a period which ends after the Distribution Date shall be the responsibility of NPI. Until the third anniversary of the Distribution Date, or unless consented to by KCC in writing (which consent shall not be unreasonably withheld), NPI shall prepare such Tax Returns in a manner consistent with the past practices and methods used in preparing the Tax Returns for the Business for periods ending on or prior to the Distribution Date (unless such practices or methods are no longer permissible under the Code or any other applicable Tax law). Said consistency shall include, but not be limited to, tax depreciation method, tax useful life, tax accounting methods and other tax elections previously made by KCC but shall not prohibit NPI from adopting a method different from that utilized by KCC for determining its inventory. Notwithstanding the foregoing, NPI is free to take Tax positions on its Tax Returns, unless such positions might reasonably affect the Tax liability of KCC for any Pre-Distribution Period. The parties shall cooperate in accordance with Section 6 below for purposes of determining whether a KCC Tax position would be compromised by positions taken by NPI on a Tax Return that NPI has responsibility for preparing and filing.

                         (iii) NPI shall prepare and deliver to KCC by overnight mail to KCC any Straddle Period Tax Return for KCC’s review no later than twenty (20) days prior to the due date or extended due date for filing such Straddle Period Tax return. KCC shall provide any comments or objections to the draft Straddle Period Tax Return to NPI no later than fifteen (15) days prior to the due date or extended due date for filing such return. If KCC disagrees with any material item to be reported or reflected in such Tax Return, such dispute shall be resolved as provided for under Section 7.

                         (iv) NPI and KCC shall cooperate fully with respect to the preparation and filing of any Tax Return hereunder, and each shall promptly make available to the other, upon reasonable request, such records, documents, information and other available data within each company’s possession or control which is pertinent to such Return.

                         (v) All reasonable costs and expenses incurred in preparing and filing such Straddle Period Tax Returns shall be paid by NPI, provided however, that KCC shall reimburse NPI for the portion of such costs that are apportioned to the Pre-Distribution Period. Such costs will be apportioned to the Pre-Distribution Period by multiplying the total amount of such costs by a fraction, the numerator of which is the number of days in the period covered by the Tax Return falling within the Pre-Distribution Period and the denominator of which is the total number of days in the period covered by the Tax Return.

                         (vi) If for any taxable year beginning on or after the Distribution Date, the NPI Companies recognize a net operating loss or a net capital loss which any member of the NPI Companies, under applicable law, is permitted or required to carry back to a prior taxable year of KCC or a KCC Company, then, KCC (or a KCC Company) shall, at NPI’s sole cost and expense, file appropriate refund claims within a reasonable period after being requested to do so by NPI. KCC (or the KCC Company receiving such refund) shall promptly remit to NPI any refunds it receives with respect to any such net operating loss or net capital loss carried back. Notwithstanding the foregoing, a loss that is permitted, but not required, to be carried back, shall only be carried back with the prior written consent of KCC (which consent may be given or denied in the sole discretion of KCC).

                     (b) Liability for Taxes.

                         (i) KCC shall be liable for and shall make payment of any Tax on account of the NPI Companies for any period ending on or prior to the Distribution Date. Except as otherwise provided in Section 3(a)(vi) of this Agreement, KCC shall be entitled to receive any refund of such Taxes for any such Tax periods. All reasonable costs and expenses incurred in preparing and filing the Tax Returns reporting such Tax shall be paid by KCC. Refunds of Taxes paid by KCC, if any, received by NPI shall be remitted to KCC within thirty (30) days following receipt. KCC shall indemnify and hold harmless NPI for the Taxes described in this Section 3(b)(i).

                         (ii) NPI shall be liable for and shall make payment of any Tax on account of the NPI Companies for any period beginning after the Distribution Date. NPI shall be entitled to receive any refund of such Taxes for any such Tax periods. Refunds of Taxes paid by NPI, if any, received by KCC shall be remitted to NPI within thirty (30) days following receipt. NPI shall indemnify and hold harmless KCC for the Taxes described in this Section 3(b)(ii).

                         (iii) NPI shall file all Straddle Period Tax Returns and pay any Tax shown as due and owing thereon. In the case of any Straddle Period, KCC and NPI will elect, to the extent permitted under applicable law, to treat the Distribution Date as the last day of the taxable period of the relevant entity and the liability for Taxes shall be apportioned to the Pre-Distribution Period based on the “closing of the books” method described in Treas. Reg. §1.1502-76(b)(2)(i) or any similar provision of state, local or foreign law. In any case where applicable law does not permit the parties to treat the Distribution Date as the last day of the taxable year or period, any Taxes arising out of or relating to a Straddle Period will be apportioned to the Pre-Distribution Period based on a closing of the books of the relevant entity; provided, however, that (a) exemptions, allowances or deductions that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) will be apportioned on a daily pro rata basis and (b) solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income will be taken into account. Notwithstanding the foregoing, Taxes imposed on a periodic basis (e.g., property taxes) will be apportioned to the Pre-Distribution Period by multiplying the Taxes by a fraction, the numerator of which is the number of days in the period falling within the Pre-Distribution Period and the denominator of which is the total number of days in the period upon which the Tax is imposed. KCC shall indemnify NPI for those Taxes that are apportioned to the Pre-Distribution Period, and shall be entitled to any refunds thereof. NPI shall pay the Tax due on all Straddle Period Tax Returns, but will be entitled to receive any refund of those Taxes to the extent they are not owed to KCC.

                         (iv) With respect to any Straddle Period Tax Returns to be filed by NPI after the Distribution Date pursuant to Section 3(a)(iii) of this Agreement, NPI shall provide KCC with a written request showing in reasonable detail the calculation of the amount of KCC’s Taxes (and any other amounts) owing by KCC to NPI pursuant to this Agreement 30 days prior to the due date for filing the Return. KCC shall provide its comments to NPI and shall pay to NPI any amount not in dispute at least 15 days prior to the due date for filing the Return. In the event that KCC disagrees with a position taken on the Return, the parties shall resolve their dispute in accordance with Section 7 of this Agreement; provided however that any matter in dispute 10 days prior to filing the Return shall be submitted to a third party in accordance with Section 7 of this Agreement for resolution before the due date of the Return.

                         (v) Notwithstanding the foregoing, and notwithstanding anything in Sections 8 and 9 of this Agreement, to the contrary:

                         (A) KCC shall be liable for Restructuring Taxes imposed solely as a result of a KCC Tainting Act;

                         (B) NPI shall be liable for Restructuring Taxes imposed solely as a result of an NPI Tainting Act; and

                         (C) KCC and NPI shall each bear 50% of the liability for Restructuring Taxes in the event there is both a KCC Tainting Act and an NPI Tainting Act.

                     (c) Tax Consequences of Payments. To the extent permitted by applicable law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution Date and, accordingly, as not includible in the taxable income of the recipient. Notwithstanding the immediately preceding sentence, if any such payment (or portion thereof) causes, directly or indirectly, an increase in the taxable income of the recipient (or one of its subsidiaries) the payor’s payment obligation (or portion thereof) shall be grossed up to take into account the additional Tax owed by the recipient (or any of its subsidiaries), assuming the highest aggregate marginal statutory federal, state, local or foreign Tax rates in effect at the time of payment.

                     (d) Audits and Controversies.

                         (i) All Audits with respect to Taxes for taxable periods ending on or before the Distribution Date shall be under the exclusive control and direction of KCC.

                         (ii) Except as provided in Section 3(d)(iii) of this Agreement, all Audits, with respect to Taxes for a taxable period of an NPI Company which begins after the Distribution Date, shall be under the exclusive control and direction of NPI.

                         (iii) With respect to Straddle Periods:

                              (A) NPI shall notify KCC of any such Audit and shall provide KCC with all material information concerning such Audits as it may affect KCC within thirty (30) days after such information becomes known to NPI; and

                              (B) No proposed resolution between the appropriate Tax authority and NPI of any Audit adjustment relating to such Taxes shall be accepted by NPI unless NPI shall have first notified KCC, in writing, of such proposed resolution if the proposed resolution could affect KCC’s indemnification obligations under this Agreement. KCC shall then have thirty (30) days from the date of receipt of notice to object to the resolution in writing and to provide NPI with any additional support or proof with respect to its portion of such adjustment or be bound by the adjustment as agreed to by NPI. In the event KCC shall so object, and NPI agrees, which agreement shall not be unreasonably withheld, that such additional support and proof is relevant to the Audit adjustment, NPI will use all reasonable efforts to resolve such Audit adjustment with the Tax authority giving due regard to such additional support or proof.

                         (iv) Notwithstanding the foregoing, if the United States taxing authorities assert on Audit of a KCC Tax Return that a Tax is due with respect to the Distribution for which NPI may be obligated to indemnify KCC pursuant to this Agreement, KCC shall notify NPI of any such Audit and shall provide NPI with all material information concerning such Audit as it may affect NPI within thirty (30) days after such information becomes known to KCC. The party that is liable for such Tax with respect to the Distribution and acknowledges such liability in writing shall control the Audit or the Controversy to the extent it relates to such Tax. In the event that neither party acknowledges its liability in writing or in the event that both parties are liable for the aforementioned Tax, KCC shall control the Audit or Controversy; provided however, that KCC shall: (i) take reasonable steps to ensure that NPI is notified of any developments in the Audit or Controversy to the extent it relates to such Tax, (ii) provide NPI with copies of any written materials relating to such Audit or Controversy as far as it relates to such Tax, (iii) consult with NPI and offer NPI a reasonable opportunity to comment before submitting any written materials to any Tax authority in connection with such Audit or Controversy to the extent it relates to such Tax, and (iv) defend (or settle) such Audit or Controversy in good faith.

                     (e) Termination of Tax Sharing Agreements. Except as set forth in this Agreement or the Distribution Agreement, and in consideration for the mutual indemnities and other obligations of this Agreement, any and all Tax sharing agreements between any of the KCC Companies, on the one hand, and the NPI Companies, on the other hand, shall be terminated as of the Distribution Date.

     4. Certain Tax Adjustments.

     Notwithstanding anything herein to the contrary, the parties recognize that during the course of an Audit or Controversy certain adverse Tax adjustments imposed on KCC or NPI, in any Tax period, may have an unintended beneficial effect with respect to NPI or KCC, respectively, in the same or another Tax period. Accordingly, the parties agree it is appropriate to provide for the following:

                     (a) KCC’s Tax Detriment. If, during any twelve month period which ends on December 31, as a result of one or more Audit(s) or Controversy(ies), additional Taxes in excess of $50,000 are imposed upon KCC with respect to any Tax period (a “Tax Detriment”) which causes less Tax to be incurred by NPI in any Tax period for which NPI is liable under this Agreement which has not been closed (a “Tax Benefit”), whether preceding or subsequent to or concurrent with the Tax period in which KCC suffers the Tax Detriment, NPI shall pay to KCC, upon thirty (30) days written notice and demand, in U.S. currency and subject to the proviso set forth below, an amount equal to the value of such Tax Benefit, based on the following assumptions:

                         (i) NPI will have sufficient income to use such Tax Benefit in the earliest open Tax period or periods it otherwise would be entitled to use such Tax Benefit whether or not NPI does in fact have such income;

                         (ii) the applicable Tax rates for NPI will equal the highest statutory marginal Tax rates in effect for the Tax period in which the additional Taxes were imposed upon KCC; and

                         (iii) any such Tax Benefit to NPI, if for a Tax period subsequent to the date of demand by KCC, shall be discounted back to the date of payment using a discount rate equal to the Applicable Federal Rate, compounded annually, as in effect at the date of such demand by KCC; provided, however, NPI shall have the right to elect to defer the payment of such Tax Benefit to KCC until the earliest Tax period or periods (“KCC’s Tax Benefit Period”) in which KCC could have used such Tax Benefit had KCC not distributed NPI to its shareholders. Such election by NPI shall be in writing and transmitted to KCC within thirty (30) days following written notice and demand from KCC for such payment. Payment shall be made on or before April 15 of the year following KCC’s Tax Benefit Period.

                     (b) NPI’s Tax Detriment. If, during any twelve month period which ends on December 31, as a result of one or more Audit(s) or Controversy(ies), NPI suffers a Tax Detriment in excess of $50,000 with respect to any Tax period which provides KCC with a Tax Benefit in any Tax period which has not been closed, whether preceding or subsequent to or concurrent with the Tax period in which NPI suffers the Tax Detriment, KCC shall pay to NPI, upon thirty (30) days written notice and demand, in U.S. currency and subject to the proviso set forth below, an amount equal to the value of such Tax Benefit, based on the following assumptions:

                              (i) KCC will have sufficient income to use such Tax Benefit in the earliest open Tax period or periods it otherwise would be entitled to such Tax Benefit whether or not KCC does in fact have such income;

                              (ii) the applicable Tax rates for KCC will equal the highest statutory marginal Tax rates in effect for the Tax period in which the additional Taxes were imposed upon NPI; and

                              (iii) any such Tax Benefit to KCC, if for a Tax period subsequent to the date of demand by NPI, shall be discounted back to the date of payment using a discount rate equal to the Applicable Federal Rate, compounded annually, as in effect at the date of such demand by NPI; provided, however, KCC shall have the right to elect to defer the payment of such Tax Benefit to NPI until the earliest Tax period or periods (“NPI’s Tax Benefit Period”) in which NPI suffered such Tax Detriment. Such election by KCC shall be in writing and transmitted to NPI within thirty (30) days following written notice and demand from NPI for such payment. Payment shall be made on or before April 15 of the year following NPI’s Tax Benefit Period.

     5. Tax Attributes.

     Any Tax attribute generated by the NPI Companies shall, to the extent permitted by the applicable law of the Tax jurisdiction in question, remain with the NPI Companies. In any case where the applicable law of the Tax jurisdiction in question requires such Tax attribute to be allocated between KCC and NPI, such allocation shall be made as provided by the law of such jurisdiction.

     6. Cooperation between Parties.

     The parties to this Agreement recognize that cooperation must be undertaken by them in numerous circumstances involving Tax matters, including the preparation of Tax Returns, the filing thereof, the defense of Audits, prosecution of Controversies with Tax authorities before administrative or judicial bodies, Tax rulings regarding the Tax consequences of certain transactions from appropriate Tax authorities, including the Internal Revenue Service, and other efforts with respect to Tax consequences involving the mutual interests of KCC and NPI, including administrative and legislative matters. Accordingly, the parties hereby agree that they will cooperate with one another with respect to the following:

                     (a) Requests for Information. Upon request, a party shall assist the other party with respect to books, records, information, documents and any other appropriate data reasonably requested by one party in writing to the other. Response to such request shall be accomplished within a reasonable period of time, but in no event more than thirty (30) days after receipt of such request unless unusual or special circumstances exist for such delay.

                     (b) Availability of Personnel. The representatives of one party shall be available to collect and interpret books, records, information, documents and other appropriate data at the reasonable request of the other party. The personnel of one party shall also be reasonably available to assist the other party with respect to Audits and Controversies. Response to such request for personnel assistance shall be accomplished within a reasonable period of time, but in no event more than thirty (30) days after receipt of such request unless unusual or special circumstances exist for such delay.

                     (c) Notification of Adjustments. Notwithstanding the materiality of an item or whether the other party participates in an Audit, written notification of any adjustment in a Tax Return of the party responsible for an Audit, which adjusts an item which affects the other party, shall be furnished to the other party upon final resolution of the Audit.

                     (d) Retention of Records. Unless an original is specifically requested in writing and in good faith, KCC shall transfer to NPI copies of all books, records, information, documents and any other appropriate data with respect to Taxes which may affect NPI in subsequent Tax periods. NPI shall retain, in a readily accessible location, all books, records, information, documents, and any other appropriate data which relate to Taxes that may affect KCC for any Tax period for as long as KCC may be subject to assessment for Tax for any such Tax period for which it may be liable under this Agreement, unless NPI shall have first obtained the written consent of KCC to destroy any such books, records, information, documents and other appropriate data. KCC will notify NPI of any Tax period for which it is no longer subject to assessment, within a reasonable period of time after the statute of limitation and any extensions thereof for the Tax period have lapsed.

     7. Disputes.

     If the parties disagree as to the interpretation of any Tax provision or the requirements of any Tax law, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within thirty (30) days, the parties shall jointly retain the services of a nationally recognized accounting or law firm (“Arbitrator”) acceptable to each of the parties to resolve the dispute. The fees of the Arbitrator shall be borne equally by the parties having the dispute, and the decision of the Arbitrator shall be final and binding on all parties involved. Following the decision of the Arbitrator, the parties shall each take or cause to be taken any action that is necessary or appropriate to implement such decision of the Arbitrator, including, without limitation, the prompt payment of Taxes as directed by the Arbitrator.

     8. NPI’s Assurances with Respect to Certain Undertakings.

     NPI covenants as follows:

                     (a) Restrictions on Transfer. NPI shall not transfer its business operations or transfer any subsidiary to any related or unrelated party until the earliest of the first to occur:

                         (i) the second anniversary of the Distribution Date, or

                         (ii) a favorable ruling from the Internal Revenue Service to the effect that such transfer will not adversely affect the tax free nature of the Distribution, or

                         (iii) the receipt of a written consent from KCC with respect to such transfer, which consent shall not be unreasonably withheld, or

                         (iv) an opinion of tax counsel chosen by KCC and paid for by NPI to the effect that such transfer will not adversely affect the tax free nature of the Distribution.

                     (b) No Inconsistent Actions. Until the second anniversary of the Distribution Date, NPI, and its subsidiaries and affiliates, shall take no action inconsistent with Sections 351, 355 and 368(a)(1)(D) of the Code and the Regulations thereunder which is ultimately held to cause the formation of NPI, the contribution of KCC assets to NPI, or the Distribution to be a taxable transaction; provided however, to the extent Sections 8(a)(ii), (iii) or (iv) of this Agreement has been complied with, this covenant shall not have been breached.

                     (c) Breach of Covenants. NPI shall indemnify KCC against, the full amount of any Taxes and Incidental Costs (on an after-Tax basis assuming the highest aggregate marginal statutory federal and state Tax rates in effect at the time of payment of such damages) suffered as a result of any breach by NPI of any of the covenants set forth in Section 8(a) or (b) of this Agreement.

     9. Mutual Assurances with Respect to Certain Undertakings.

                     (a) NPI shall indemnify KCC against the full amount of any Taxes and Incidental

Costs (on an after-Tax basis assuming the highest aggregate marginal statutory federal and state Tax rates in effect at the time of payment of such damages) suffered as a result of any breach by NPI of any representation made by NPI in connection with any Tax opinion provided by Baker & McKenzie with respect to the qualification of the Distribution as a distribution described in Section 355 of the Code.

     (b) KCC shall indemnify NPI against the full amount of any Taxes and Incidental Costs (on an after-Tax basis assuming the highest aggregate marginal statutory federal and state Tax rates in effect at the time of payment of such damages) suffered as a result of any breach by KCC of any representation made by KCC in connection with any Tax opinion provided by Baker & McKenzie with respect to the qualification of the Distribution as a distribution described in Section 355 of the Code.

     10. Representation as to Present Intention.

     NPI represents to KCC that neither it nor any of its officers or directors is aware of any negotiations or intentions to sell or otherwise dispose of all or substantially all of NPI’s assets or business operations (including any subsidiary or the assets or business operations thereof) in a transaction or series of transactions which would give rise to a gain or loss for Tax purposes. In the event of a breach of such representation by NPI, NPI shall indemnify KCC against, the full amount of damages suffered as a result of such breach on an after-Tax basis (assuming the highest aggregate marginal statutory federal and state Tax rates in effect at the time of payment of such damages).

     11. Binding Effect.

                     (a) Due Authorization. KCC and NPI acknowledge and agree that certain rights and obligations are imposed by this Agreement on their respective foreign subsidiaries and affiliates which are not direct parties to this Agreement. KCC and NPI therefore respectively represent and warrant that they are each:

                         (i) duly authorized to act on behalf of their respective subsidiaries and affiliates for all purposes under this Agreement,

                         (ii) responsible for the rights and obligations of their respective subsidiaries and affiliates under this Agreement, and

                         (iii) fully liable for any and all amounts due from their respective subsidiaries and affiliates which may arise under this Agreement.

                     (b) Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

                     (c) Governing Law. This Agreement shall be interpreted under and pursuant to the laws of the State of Delaware.

     12. Notices.

     All notices, approvals, consents, or other communications required to be given pursuant to this Agreement shall be addressed to the parties as follows:

If to KCC:	Kimberly-Clark Corporation

Riverview Plaza Post Office Box 349 Neenah, WI 54957-0349 ATTN: Dave Bernard Vice-President — Taxes

and

351 Phelps Drive Irving, TX 75039 ATTN: General Counsel

If to NPI:	Neenah Paper, Inc. Preston Ridge III 3460 Preston Ridge Road, Suite 600 Alpharetta, GA 30005 ATTN: General Counsel

and

Preston Ridge III 3460 Preston Ridge Road, Suite 600 Alpharetta, GA 30005 ATTN: John Herson, Vice-President — Taxes

     All notices, approvals, consents, or other communications shall be in writing and shall be sent first class mail, postage prepaid, return receipt requested, unless otherwise specified herein. All consents by KCC shall be given only by KCC’s senior tax officer.

     13. Miscellaneous.

     (a) Entire Agreement. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among the KCC Companies, on the one hand, or the NPI Companies, on the other hand. All such agreements are hereby cancelled and any rights or obligations existing thereunder are hereby fully and finally settled without any payment by any party thereto.

     (b) Amendments. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto.

     (c) Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, the Distribution Agreement shall govern liabilities related to sales, transfer, use or other taxes payable in connection with the transfer of assets contemplated by the Distribution Agreement.

     (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

     (e) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that KCC and NPI may assign their respective rights, interests, duties liabilities and obligations under this Agreement to any other KCC Company, or NPI Company, respectively, but such assignment shall not relieve KCC or NPI of its obligations hereunder.

     (f) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the date first above written.

KIMBERLY-CLARK CORPORATION
By:
	Name:	Rodney G. Olsen
	Title:	Vice President - Finance

NEENAH PAPER, INC.
By:
	Name:	Sean T. Erwin
	Title:	Chief Executive Officer